CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 22, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of Invesco U.S. Small/Mid Cap Value Fund, Invesco Van Kampen Comstock Fund and Invesco Van Kampen Enterprise Fund, three of the funds constituting AIM Sector Funds (Invesco Sector Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
April 25, 2011